Exhibit 99.1

Investor Contact:	Company Contact:
Dennis Walsh	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com
TRC Announces Second-Quarter Fiscal 2012 Financial Results
Company Delivers 23% Net Service Revenue Growth and Diluted Earnings per Share of $0.18

Lowell, MA, February 8, 2012 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, today announced financial results for the three and six month periods ended December 30, 2011.

Financial Highlights

	Three Months Ended		Six Months Ended
	December 30,	December 24,	December 30,	December 24,
(In millions, except per share data)	2011	2010	2011	2010

Net service revenue (1)	$73.9	$60.3	$147.4	$117.9
Arena Towers litigation (2)	$0.2	$—	$(11.1)	$—
Operating income	$4.9	$2.9	$20.4	$6.3
Federal and state income tax benefit (provision)	$0.2	$(0.2)	$3.5	$(0.7)
Accretion charges on preferred stock	$—	$(3.5)	$—	$(7.3)
Net income (loss) applicable to TRC Companies, Inc.'s common shareholders	$5.2	$(1.0)	$23.9	$(2.1)
Diluted earnings (loss) per common share	$0.18	$(0.04)	$0.84	$(0.10)
Diluted weighted-average common shares outstanding	28.5	21.8	28.5	20.8
(1)The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC's revenue performance.
(2) On October 5, 2011 a post-trial motion was granted to disregard a substantial portion of the verdict in this matter resulting in an $11.2 million reduction of the litigation accrual. A judgment was entered in the case on October 10, 2011, and on January 3, 2012 the Company paid $8.7 million in full satisfaction of the judgment and interest. In the fourth quarter of fiscal 2011 the Company had recorded a litigation accrual of $17.3 million related to the verdict.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Comments on Fiscal Second-Quarter Results
“TRC delivered a strong second-quarter performance with net service revenue (NSR) growth of 23% driven by a combination of organic growth and contributions from our recent acquisitions,” said Chairman and Chief Executive Officer Chris Vincze. “Much of the organic growth stemmed from our Energy segment, while our Environmental segment produced most of the acquisition related growth. In the quarter, we continued to improve our profitability with operating margins increasing 68% and net income more than doubling.”

“The performance of our Energy segment continues to be bolstered by increased investment by utilities in their electric transmission and distribution systems and a renewed focus on capital programs for electric system reliability. In the quarter, Energy segment NSR was up 34%, and segment profit increased by 43%. The growth in this segment is mostly organic and is a testament to the success of our strategy to gain market share through integrating TRC's energy service offerings and expanding our geographic presence.”

“TRC's Environmental segment continues to post steady results with a 22% increase in NSR, which was primarily attributable to recent acquisitions. Our performance was in line with the overall environmental marketplace, which experienced weakness due to several factors, including a slowdown in real estate activity and reduced government spending. As a result, segment profit in the quarter was down 6%.”

“Our Infrastructure segment performed well in the quarter, achieving NSR growth of 3% despite a challenging environment. The markets we serve continue to grapple with government budget deficits and the absence of a clear national policy for the transportation and infrastructure industries. Amidst these challenges, we continued to improve Infrastructure segment profit, which was up 54%, through enhanced project performance and execution and a focus on higher-margin project work.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Business Outlook
“Looking ahead, we see a number of opportunities to extend the momentum we have established in recent quarters, particularly within our Energy and Environmental segments. Our two-pronged profitable growth strategy, which combines selective acquisitions with internal growth initiatives, is delivering more consistent results as we have created a highly scalable, flexible and reliable business model. Several recently promulgated environmental regulations, involving the coal industry in particular, should support an increasing demand for many of our energy and environmental services in the coming quarters. We are also optimistic about opportunities for profitable growth within power markets such as energy efficiency, renewable energy, and electric transmission systems/substations upgrades, as well as the oil and gas markets. We believe the intermediate and long-term prospects for all three of our primary markets are promising and supported by favorable industry trends.”

Conference Call Information
The Company will broadcast its second-quarter fiscal 2012 financial results conference call today, at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow us on Twitter at @TRC_Companies and on LinkedIn.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2011	December 24, 2010	December 30, 2011	December 24, 2010
Gross revenue	$105,378	$84,291	$209,113	$163,109
Less subcontractor costs and other direct reimbursable charges	31,482	23,968	61,762	45,196
Net service revenue	73,896	60,323	147,351	117,913
Interest income from contractual arrangements	95	125	173	213
Insurance recoverables and other income	518	2,313	738	2,910
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	61,173	51,715	121,335	98,289
General and administrative expenses	6,847	6,312	14,395	12,850
Provision for doubtful accounts	—	595	365	1,173
Depreciation and amortization	1,434	1,233	2,796	2,461
Arena Towers litigation	163	—	(11,061)	—
Total operating costs and expenses	69,617	59,855	127,830	114,773
Operating income	4,892	2,906	20,432	6,263
Interest expense	(175)	(218)	(356)	(415)
Income from operations before taxes and equity in earnings	4,717	2,688	20,076	5,848
Federal and state income tax benefit (provision)	206	(222)	3,504	(686)
Income from operations before equity in earnings	4,923	2,466	23,580	5,162
Equity in earnings from unconsolidated affiliates, net of taxes	270	23	270	10
Net income	5,193	2,489	23,850	5,172
Net loss applicable to noncontrolling interest	18	13	49	34
Net income applicable to TRC Companies, Inc.	5,211	2,502	23,899	5,206
Accretion charges on preferred stock	—	(3,462)	—	(7,261)
Net income (loss) applicable to TRC Companies, Inc.'s common shareholders	$5,211	$(960)	$23,899	$(2,055)

Basic earnings (loss) per common share	$0.19	$(0.04)	$0.86	$(0.10)
Diluted earnings (loss) per common share	$0.18	$(0.04)	$0.84	$(0.10)

Weighted-average common shares outstanding:
Basic	27,845	21,817	27,657	20,781
Diluted	28,525	21,817	28,458	20,781

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$14,736	$10,829
Accounts receivable, less allowance for doubtful accounts	98,766	89,258
Insurance recoverable - environmental remediation	28,475	30,827
Restricted investments	6,376	12,413
Prepaid expenses and other current assets	15,093	10,087
Total current assets	163,446	153,414
Property and equipment	51,495	48,475
Less accumulated depreciation and amortization	(38,220)	(36,825)
Property and equipment, net	13,275	11,650
Goodwill	24,775	20,886
Investments in and advances to unconsolidated affiliates and construction joint ventures	111	111
Long-term restricted investments	38,379	38,753
Long-term prepaid insurance	35,841	37,410
Other assets	13,442	13,836
Total assets	$289,269	$276,060
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,484	$3,139
Accounts payable	39,167	26,510
Accrued compensation and benefits	29,750	28,252
Deferred revenue	16,985	22,709
Environmental remediation liabilities	527	505
Other accrued liabilities	44,687	59,718
Total current liabilities	137,600	140,833
Non-current liabilities:
Long-term debt, net of current portion	3,364	6,037
Income taxes payable	757	4,912
Deferred revenue	86,574	88,865
Environmental remediation liabilities	5,600	5,741
Total liabilities	233,895	246,388
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 27,870,592 and 27,867,110 shares issued and outstanding, respectively, at December 30, 2011, and 27,303,774 and 27,300,292 shares issued and outstanding, respectively, at June 30, 2011	2,787	2,730
Additional paid-in capital	175,858	173,984
Accumulated deficit	(123,356)	(147,255)
Accumulated other comprehensive income	350	429
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	55,606	29,855
Noncontrolling interest	(232)	(183)
Total equity	55,374	29,672
Total liabilities and equity	$289,269	$276,060

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995